Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION ANNOUNCES

NEW BOARD MEMBER

ISSAQUAH, Wash., March 20, 2017 – Costco Wholesale Corporation (“Costco” or the “Company”) (NASDAQ: COST) today announced the election to its Board of Directors of Kenneth D. Denman. Most recently, Ken was the president and chief executive officer of Emotient, Inc., which built an artificial-intellingence based platform for measuring facial expressions to predict emotions. Emotient was acquired by Apple in January 2016. Previously he was the chief executive officer at Openwave Systems, Inc. (since renamed Unwired Planet) and iPass, Inc. He is also a member of the boards of directors of Mitek, Inc., Motorola Solutions, Inc., and ShoreTel, Inc.

Jeff Brotman, Chairman of the Board, stated: “We are very pleased to welcome Ken as a member of our Board. He is widely recognized as a pioneer and leader in technology. He brings substantial experience as a seasoned entrepreneur and chief executive and as a board member of prominent companies.”

Costco currently operates 728 warehouses, including 508 in the United States and Puerto Rico, 94 in Canada, 37 in Mexico, 28 in the United Kingdom, 25 in Japan, 13 in Korea, 13 in Taiwan, eight in Australia and two in Spain. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
David Sherwood, 425/313-8239